Exhibit 10.1

                              ZEEZOO SOFTWARE CORP.
                          2033 GATEWAY PLACE, 6TH FLOOR
                                SAN JOSE CA 95110

June 17, 2008


NON-BINDING OFFER TO FINANCE ENHANCE SKIN PRODUCTS, INC.

This Offer to Finance is non-binding on either party and is intended to establish a basis for future discussions and a definitive investment agreement between Zeezoo Software Corp. ("Zeezoo") and Enhance Skin Products, Inc. ("Enhance"). This Offer to Finance is subject to the parties entering into a binding definitive investment agreement. Subject to the foregoing, Zeezoo offers to finance Enhance on the following terms that are to be more fully set out in the definitive investment agreement:

1. Zeezoo's present management will transfer 27,500,000 of their shares to Enhance to acquire all the assets of Enhance, including but not limited to Patents, Trademarks, and intellectual property.

2. Concurrent with Section 1 above, Zeezoo will raise US $1,500,000 by issuing 1,500,000 units at US $1.00 per unit. Each unit consists of one common share and one half (1/2) share purchase warrants. Each warrant is exercisable into a common share for one year at a price of $1.40. The warrants will be exercised based on Enhance achieving $2,000,000 in sales in the first year.

3. Upon closing of Zeezoo's acquisition of Enhance's assets, the new company will have 50 million shares outstanding as follows:

                                              # of Shares
                   Shareholder(s)              (millions)
                   --------------              ----------
                   Zeezoo                        20.25
                   Enhance                       27.5
                   Financing                      2.25

4. Enhance will satisfy the shareholders of Zeezoo that Enhnace's assets are free and clear to enter into this transaction except as disclosed during due diligence and that it does not have any pre-merger liabilities other than as disclosed during due diligence.

5.   Zeezoo to change its name to Enhance Skin Products, Inc.

6. After Enhance has entered into the definitive formal investment agreement and if the proposed acquisition of Enhance does not close by July 31, 2008 as a consequence of Enhance not entering into the proposed acquisition. Enhance will pay fifty (50%) percent (up to $30,000), of Zeezoo's legal fees.

7. After Zeezoo has entered into the definitive investment agreement and if the proposed acquisition of Enhance does not close by July 31, 2008 as a consequence of Zeezoo not entering into the proposed acquisition or failing to raise the funds referred to in Section 2 above, Zeezoo will pay fifty (50%) percent (up to $30,000), of Enhance's legal fees.

8. This offer is open for acceptance until June 16th, 2008 at 5:00 pm Pacific time.
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Upon acceptance of this offer, Zeezoo will draft a formal investment agreement.


/s/ Dr. Samuel S. Asculai
------------------------------------------------------
Dr. Samuel S. Asculai, CEO, Enhance Skin Products Inc.


/s/ Joel Gugol
------------------------------------------------------
Joel Gugol, President, Zeezoo Software Corp.